Exhibit 10.13

BUZZFEED INC.

RESTRICTED STOCK UNIT SUBSTITUTION AGREEMENT

Dear [Field: Full Name]:

As you know, on December 3, 2021 (the “Closing Date”), Buzzfeed, Inc. (“Buzzfeed”) completed a merger with a subsidiary of 890 5th Avenue Partners, Inc. (“890”), with Buzzfeed surviving the merger as a wholly-owned subsidiary of 890 (the “Business Combination”) pursuant to Agreement and Plan of Merger dated June 24, 2021 by and among 890, Buzzfeed and certain other parties thereto (the “Merger Agreement”). In connection with the closing of the Business Combination, 890 changed its name to Buzzfeed, Inc. (“New Buzzfeed”)

On the Closing Date, you held one or more outstanding restricted stock units related to shares of Buzzfeed Class A common stock (“Buzzfeed RSUs”) that were previously granted to you under the Buzzfeed, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). Pursuant to the Merger Agreement, on the Closing Date, your Buzzfeed RSUs were substituted by New Buzzfeed and converted into a restricted stock unit representing the opportunity to be issued shares of New BuzzFeed Class A common stock granted in accordance with the New Buzzfeed 2021 Equity Incentive Plan (the “2021 Plan” and each, a “New BuzzFeed RSU”) except that such New BuzzFeed RSU shall provide the opportunity to be issued that whole number of shares of New BuzzFeed Class A common stock (rounded to the nearest whole share) equal to the number of shares of BuzzFeed common stock subject to such BuzzFeed RSU as of immediately prior to the Closing, multiplied by 0.306, which is the RSU exchange ratio applicable to such BuzzFeed RSU as determined in accordance with the Merger Agreement.

The New BuzzFeed RSUs will vest on the same schedule as the vesting schedule set forth in the respective BuzzFeed RSUs. Continuous employment with or services provided to BuzzFeed or any of its subsidiaries will be credited to the BuzzFeed RSU holder for purposes of determining the vesting of your New BuzzFeed RSU after the Closing Date. Aside from the vesting schedule described above, the New BuzzFeed RSUs will be subject to all of the terms and conditions of the 2021 Plan (including settlement related provisions) and the form of RSU agreement under the 2021 Plan (the “2021 RSU Agreement”) for the New BuzzFeed RSUs (rather than the terms and conditions of the 2015 Plan and the RSUs agreements under which the BuzzFeed RSUs were originally granted). A copy of the 2021 Plan and the 2021 RSU Agreement applicable to your New Buzzfeed RSU are attached hereto.

The table below summarizes your Buzzfeed RSU(s) and New Buzzfeed RSUs immediately before and after the Business Combination:

Grant Details

Employee ID
Grant Date
Type of Award	RSU
Stock Plan Name	2021 Equity Incentive Plan
Grant Number
Buzzfeed RSUs
New Buzzfeed RSUs
Vesting Commencement Date

The post-Closing adjustments are based on the RSU exchange ratio of 0.306, as determined in accordance with the terms of the Merger Agreement, and are intended to preserve immediately after the Business Combination the aggregate fair market value of the underlying shares subject to your Buzzfeed RSUs immediately prior to the Business Combination. The number of shares of Buzzfeed Class A common stock subject to your New Buzzfeed RSU(s) was determined by multiplying the RSU exchange ratio by the number of shares of Buzzfeed Class A common stock remaining subject to your Buzzfeed RSU(s) on the Closing Date and rounding the resulting product to the next whole number of shares of New Buzzfeed Class A common stock.

Nothing in this Restricted Stock Unit Substitution Agreement (this “Agreement”) or the applicable RSU Agreement(s) interferes in any way with your right and the right of New Buzzfeed or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, subject to applicable law.

Please accept this Agreement to confirm your acknowledgement of the new terms and conditions applicable to your New Buzzfeed RSU(s).

If you have any questions regarding this Agreement or your New Buzzfeed RSU(s), please contact [stock administration contact].

BUZZFEED, INC.

By:

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the New Buzzfeed RSU(s) listed on the table above are hereby substituted by New Buzzfeed and are as set forth in the 2021 RSU Agreement(s) for such New Buzzfeed RSU(s), the 2021 Plan and this Restricted Stock Unit Substitution Agreement.

ATTACHMENTS

2021 Equity Incentive Plan

RSU Agreement